EXHIBIT 16B
SCHEDULE FOR THE COMPUTATION OF MOVING AVERAGES

The 13-week and 39-week moving averages are long-term or weekly moving averages. As such, they are based upon the closing adjusted NAV (presented here) on the last business day of each week for the past 13 and 39 weeks through the last business day of the week closest to the fund's fiscal year end.
Adjusted Net Asset Value:
  Following Day Dividend + Following Day Capital Gains
Current Day Factor =  <UNDEF>----------------------------------------------
+ 1<UNDEF> (Following Day Factor)
    Following Day NAV
Where:
 Following Day Factor = 1.0 until the day preceding the first distribution.
   Current Day NAV
  Adjusted NAV =   ---------------
   Current Day Factor
13-week Moving Average is calculated as follows:
Sum of the end-of-week Adjusted Navs for the time period
13
39-week Moving Average is calculated as follows:
Sum of the end-of-week Adjusted NAVs for the time period
39